FORBEARANCE AGREEMENT

This Forbearance Agreement is made and entered into effective this 28th day of November, 2012, by and between United Bank, Inc., a West Virginia banking corporation, party of the first part, hereinafter called “Lender”, Energy Services of America Corporation, a Delaware corporation, party of the second part, hereinafter called “Company” or “Borrower”, and C. J. Hughes Construction Company, Inc., a West Virginia corporation, Contractors Rental Corporation, a West Virginia corporation, Nitro Electric Company, Inc., a West Virginia corporation, and S. T. Pipeline, Inc., a West Virginia corporation, parties of the third part, hereinafter called “Guarantors”, the Company and Guarantors sometimes hereinafter collectively called “Obligors”.

RECITALS

A.  Lender has extended two credit facilities in favor of Borrower, the first, an Eighteen Million Dollar ($18,000,000) revolving line of credit (“RLOC”) all of which is set forth in a Loan Agreement dated July 27, 2011 (“RLOC Loan Agreement”) as amended by Agreements dated January 31, 2012, May 10, 2012 and July 25, 2012 and evidenced by a note dated July 27, 2011 (“RLOC Note”), and the second, an Eleven Million Three Hundred Thousand Dollar ($11,300,000) term loan (“Term Loan”), all of which is set forth in a Loan Agreement dated July 27, 2011 (“Term Loan Agreement”) as amended by Agreements dated January 31, 201, May 10, 2012 and July 25, 2012 and evidenced by a note dated July 27, 2011 (“Term Note”).  The RLOC Note and the Term Note are hereinafter referred to as the "Notes".  The RLOC Loan and the Term Loan are hereinafter referred to as the "Indebtedness".

B.  Obligors are in default under the terms of the Loan Agreements.  Notwithstanding the existence of the default, Obligors have requested that the Lender forbear from exercising certain of its rights and remedies against Obligors under the Loan Agreements and related Loan Documents.

C.   Lender is willing to forbear from exercising certain of its rights and remedies against Obligors under the Loan Documents pursuant to the express terms and provisions and subject to the conditions of this Agreement.

D.   Capitalized terms used herein which are not otherwise defined in this Agreement shall have the meaning set forth for them in the Loan Documents.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties hereby agree as follows:

1.           Description of Indebtedness.  Obligors individually and collectively acknowledge and agree as follows:

The extension of credit by Lender to Obligors is evidenced by the Notes described below, which Notes together with all related documents are collectively referred to as the “Loan Documents”:

Revolving Line of Credit Note
Note No:
Date:  July 27, 2011
Original Principal Amount: $18,000,000.00
Outstanding Balance as of November 20, 2012: $18,081,100
Per diem: $3,000
Payment Status: Matured

Term Note
Note No:
Date:  July 27, 2011
Original Principal Amount: $11,300,000.00
Outstanding Balance as of November 20, 2012: $8,744,151.55
Per diem: $1,571.12
Payment Status: Due for November 27, 2012 installment

2.	Acknowledgment of Obligations and Default. In order to induce Lender to enter into this Agreement,  Obligors, jointly and separately, ratify and reaffirm in all respects the terms, provisions and validity of their respective obligations under the Loan Documents.  Obligors, individually and collectively, acknowledge, stipulate and agree as follows:

              (a)            The amount of the indebtedness owed is as set forth in paragraph one which Indebtedness is now due and owing.

(b)           Obligors acknowledge the following defaults: RLOC Note - The line of credit has matured and Borrower has failed to maintain the Debt to Tangible Net Worth Covenant and the Current Ratio Covenant;  Term Note - the default under the RLOC Note and the non-compliance with the Debt to Tangible Net Worth Covenant and the Current Ratio Covenant, (said defaults hereinafter referred to as the "Default").

 (c)           As of the date immediately prior to the date of this Agreement, nothing has occurred that constitutes or otherwise would be construed or interpreted as a waiver of, or limitation upon, the rights and remedies of Lender under the Notes or any of the other Loan Documents, or at law or in equity, as the case may be, with respect to the Default, or with respect to any subsequent Event of Default that may occur thereunder.

 (d)           Obligors have made all of their respective business decisions independently of Lender.  Notwithstanding any other provision ofthis Agreement or any contract or instrument between any Obligor and Lender:  (i) Lender is not and shall not be construed as a partner, joint venture, alter-ego, manager or controlling person of any kind of any Obligor, and Lender does not intend to assume any such status at any time; and (ii) Lender shall not be deemed responsible for (or a participant in) any acts, omissions or decisions of any Obligor.

(e)           Lender has fully performed its obligations under the Notes and each of the Loan Documents.

(f)           None of the Obligors have any present intent to (i) file a voluntary petition under title 11 of the United States Code, 11 U.S.C. § 101 et seq., or in any manner to, seek relief, protection, reorganization, liquidation or dissolution,  or similar relief for debtors under any other state, local, federal or other insolvency law, either at the present time, or at any time hereafter, or (ii) directly or indirectly cause any involuntary petition to be filed against any Obligor or directly or indirectly cause any Obligor to become the subject of any proceedings pursuant to any other state, federal or other insolvency law providing for relief of debtors, either at the present time, or at any time hereafter.

(g)           Neither the execution and delivery of this Agreement or any document, agreement or instrument referenced herein, nor theperformance of any actions required hereunder or thereunder or described herein or therein, is being consummated by any Obligor, with or as a result of any actual intent by any Obligor to hinder, delay or defraud an entity to which any Obligor is now or will hereafter become indebted.

(h)           Lender is and shall be under no obligation to extend the Forbearance Period and the failure of Lender to enforce any or all of its rights or remedies under this Agreement, the Notes, any of the other Loan Documents, or at law or in equity, as the case may be, after a Forbearance Termination Event will not give rise to a further extension of the Forbearance Period absent a written agreement executed by Lender to extend the Forbearance Period.

(i)           The decision of Lender to enter into this Agreement and the agreements contained and/or referenced herein are of substantial value to the Obligors, and such forbearance is, independent of the other consideration received by the Obligors hereunder, sufficient consideration for each and Obligors' obligations under this Agreement.

4.           Limited Forbearance

(a)  During the Forbearance Period, so long as no Forbearance Termination Event shall have occurred and subject to each Obligor’s complete and timely compliance with all of the terms and conditions of this Agreement, the Notes and the other Loan Documents, Lender hereby agrees to forbear from exercising and enforcing its default-related rights, powers and remedies afforded under the Notes and any of the other Loan Documents to seek collection of the Indebtedness from the Obligors solely with respect to and arising solely by reason of the occurrence of the Default.

"Forbearance Period” shall mean the period (a) commencing on the date on which all conditions precedent to the effectiveness of this Agreement have, in Lender's sole discretion, been satisfied or waived by Lender in writing and (b) ending on the earlier to occur of (i) the date of a Forbearance Termination Event, or (ii) the date on which the Indebtedness is indefeasibly paid in full.

(b)  Each Obligor expressly acknowledges and agrees that, notwithstanding any cure period or grace period provisions in the Notes or any of the other Loan Documents, Lender's limited forbearance provided herein shall immediately cease without notice and without any action by Lender upon the occurrence of a Forbearance Termination Event, and Lender shall be expressly entitled to exercise all of its respective rights, and remedies under this Agreement, the Notes and any of the other Loan Documents, or at law or in equity, as the case may be (including, without limitation, its default-related rights with respect to collection of the Indebtedness from or against Obligors).

(c)  The forbearance by Lender contained herein shall not, and does not, extend to, affect, modify or otherwise prejudice in any way whatsoever the rights of Lender to, among other things, take any actions in accordance with or pursuant to the Notes or any of the other Loan Documents to perfect any and all of Lender's liens and/or to protect or preserve any Collateral, and any of Lender’s rights and interests in such Collateral and as to the Obligors are hereby reserved and preserved.

5.           Interest Rates.

       (a)  During the Forbearance Period, the aggregate outstanding principal balance of the Notes shall bear interest at a fixed rate per annum equal to six and one half percent (6.5%): ("Applicable Rate").

       (b)  On and after the occurrence of a Forbearance Termination Event, the unpaid principal amount of the Notes, accrued interest thereon, and any fees or any other sums payable under this Agreement, the Notes and the other Loan Documents, shall thereafter until paid in full bear interest at a rate per annum equal to the Applicable Rate plus two percent (2%).

       (c)  Interest accruing by reference to the Applicable Rate shall be calculated on the basis of actual days elapsed and a three hundred sixty (360) day year.

6.           Payments.

(a)  Payments During the Forbearance Period.  During the Forbearance Period, Borrower shall make the following payments:

(1)  Term Loan.  Borrower shall continue to make the monthly installments in accordance with the terms and conditions of the Term Note. Said payment will be applied to interest due on the principal outstanding balance, with the principal portion of the payment to be prorated and paid between the Term Loan and RLOC Loan based on the outstanding principal balances.

(2)  RLOC Loan.  No further advances under the RLOC Loan may be obtained.  No further bonded jobs or retainage, commenced after October 25, 2012, will be included in the borrowing base certificate.  Accrued interest shall be paid monthly in accordance with the terms of the RLOC Note.

(3)  Forbearance Revolving Line of Credit.  If a Forbearance Revolving Line of Credit described in paragraph 7 (d) ("FLOC") is established, accrued interest shall be paid monthly in accordance with the terms of said credit.

(4)  Proceeds from the Liquidation of Accounts.  Proceeds received from the Accounts may be used by Obligors as working capital to the extent outlined in the Restructure Budget.  If at the end of each calendar month the cash proceeds received from the payments made on the Accounts and not used as working capital exceed the budgeted cash flow amounts determined by the CRA for the following month, the excess cash proceeds available shall be paid to Lender and applied as follows:

(A)  FLOC.   Payments shall be applied against all outstanding principal and accrued interest in the event an FLOC is made available pursuant to paragraph 7(d).

(B)  Term Loan/RLOC Loan.  Payments shall be made on a prorated basis based on the outstanding principal balances of each loan as of the date of the payment, which amounts shall be first applied against outstanding principal, then to accrued interest.

(5)  Proceeds from Liquidation of Equipment, Sale or Refinancing.  The net proceeds received from the liquidation of Equipment, sale or refinancing of ST Pipeline, Nitro Electric or C.J. Hughes shall be distributed in the following order to the extent of available proceeds:

(A)  FLOC.  Proceeds shall be applied to all outstanding principal and accrued interest in the event an FLOC is made available pursuant to paragraph 7(d).
.

(B)  Term Loan/RLOC Loan.  Payments shall be made on a prorated basis based on the outstanding aggregate principal balances of each loan as of the date of the payment, which payments shall be first applied against outstanding principal, then to accrued interest.

(b)  Termination of Forbearance Period.  At the conclusion of the Forbearance Period the remaining amount of all principal, interest and other amounts due Lender shall be immediately due and payable. Any amounts due under the FLOC if one is made available shall be paid prior to any payments to be made toward the Term Loan and the RLOC Loan.

7.  Other Covenants and Obligations.  During the Forbearance Period:

(a)  Each Obligor shall, except as expressly amended or modified by the provisions of this Agreement, continue to, except for compliance with the Debt to Tangible Net Worth Covenant and the Current Ratio Covenant which covenants are hereby waived, comply with each of the covenants set forth in the Loan Agreements, Notes and the other Loan Documents to which it is a party, as applicable.

(b)  Engagement of Chief Restructuring Agent.  On or before November 21, 2012, Obligors shall take all necessary corporate action, including the adoption of directors' resolutions to elect and engage at their expense a Chief Restructuring Agent ("CRA") for Obligors. Such engagement shall be for the purposes, and on the terms, set forth in the engagement letter which is attached hereto as Exhibit A.  Such CRA shall have the duties and authority described in said engagement letter.  Obligors hereby acknowledge that, although the engagement of a qualified person and/or firm to serve as CRA was a condition to Lender's entering into this Agreement, the decision to engage Robert Cohen and his firm, Centrus Group, Inc., to serve as CRA was made by Obligors and not by Lender. Obligors shall insure that a CRA acceptable to Lender is engaged at all times through the end of the Forbearance Period.

(c)  Forbearance Revolving Line of Credit.  If requested, Lender will consider, but is under no obligation to establish, a forbearance line of credit on such terms and conditions acceptable to Lender in an amount not to exceed the amount recommended by the CRA based on the agreed upon needs of the restructuring plan and budget or such lesser amount as Lender may decide in its sole unfettered discretion for the purpose of supplementing working capital during the Forbearance Period.

(d)  Reporting.  During and through the Forbearance Period, Obligors shall continue to provide such reports required by the Loan Agreements and Loan Documents including the continuation of the weekly reporting as required by the Third Omnibus Agreement thereto together with the following additional information:

(1)  Weekly Reports. On each Thursday and continuing through the Forbearance Period, Obligors shall submit to Lender the following projections and reports, (both individually and combined) which projections and reports shall be certified by the CRA as being accurate and reasonable to the best of his knowledge: i) cash flow projections for Obligors for the upcoming thirteen week period; ii) reports showing the actual cash flow results for Obligors for the prior week; iii) reports showing the status of Obligors' accounts payable at the end of the prior week; iv) reports showing the status of the Obligors' accounts receivable at the end of the prior week.

CRA on each weekly report shall certify that all wages, taxes and fringe benefits are paid current and sufficient funds are available to pay any accrued liabilities.

(2)  Monthly Reports.  Within thirty (30) days at the end of each calendar month, the CRA shall submit to Lender monthly balance sheets and income statements for Obligors, both individually and combined, as of the end of each month. These reports shall be certified by the CRA as being accurate and reasonable to the best of his knowledge.

(3)  Bi-Weekly Borrowing Base.  A current Borrowing Base Report shall be provided to Lender on a bi-weekly basis at the weekly meetings.

(4)  Regulatory Authorities.  Obligors shall promptly provide to Lender a copy of all communications and documents provided and received from stock exchanges or securities regulators.

(e)  Restructuring Plan.  On or before December 15, 2012, the CRA shall deliver a restructuring plan that provides for:

(1)  Sale of ST Pipeline.  The plan should address:

       (A)  The closure of ST Pipeline by December 15, 2012.

       (B)  The cost to gather, prepare and facilitate a sale of the equipment of ST Pipeline and recommendations for storing and securing the equipment.

       (C)  The sale of ST Pipeline's equipment on or before April 30, 2013 and the recommended method of disposition.

        (D)  The distribution of the net proceeds to Lender in accordance with the payment provisions set for herein.

(2)  Nitro Electric.  CRA shall provide a recommendation for the disposition of Nitro Electric, either by sale as an ongoing concern, refinancing or liquidation of assets.

(3)  Contractors Rental.  The plan should address the operation of Contractors Rental.

(4)  C.J. Hughes.  CRA shall provide a recommendation for the disposition of C.J. Hughes either by sale as ongoing concern, refinancing or liquidation of assets.  Such recommendation should provide for the solicitation of offers not later than January 31, 2013 with any sale, refinancing or liquidation to occur no later than May 31, 2013.

(5)  Obligors shall not sell in part or in whole any Obligor or any Collateral without the prior written consent of Lender.  All offers shall be presented to Lender as full discloser.

(6)  Equity Injection.  The Plan must set forth the amount of equity funding  (i.e. capital or subordinated debt or a combination thereof ) in an amount reasonably necessary for the restructuring of C.J. Hughes and Nitro Electric.  The plan shall also specifically provide the timeframe and source for the injection of the equity funding.

(7)  In addition if not otherwise provided to Lender, CRA shall recommend a course of action with respect to equipment pledged to other lenders including making payments to protect the Lender's interest and a recommendation as to the timing and manner of disposition and capital needed.

8.  Forbearance Termination Events; Consequence of Forbearance Termination Event.

(a)  Each of the following shall constitute a “Forbearance Termination Event” under this Agreement:

(i)  The occurrence of any Event of Default under the Loan Agreements, Notes or any of the other Loan Documents, other than the Default.

(ii)  The occurrence of a breach by any Obligor of any of the terms, conditions, provisions, or agreements provided for in this Agreement.

(iii)  Any acknowledgement, representation or warranty contained in this Agreement, the Notes or any of the other Loan Documents shall be untrue or inaccurate in any material respect.

(iv)  Any Obligor or any Person that is a member of an Obligor shall file a lawsuit or complaint or otherwise commence any legal action against Lender.

(v)  Either C.J. Hughes or Nitro Electric shall cease its business operations.

(vi)  The failure to deliver a restructuring plan provided for in paragraph 7(e) acceptable to Lender.

(vii)  The failure to provide the equity funding provided for in paragraph 7(e)(6) on or before thirty days prior to the date prescribed by the restructuring plan.

(viii)  The failure to consummate the terms of the restructuring plan as agreed to by the parties.

(ix) Any Person (1) commences to exercise any pre-judgment or non-judicial remedies against any Collateral, including, without limitation, for possession, disposition, foreclosure, public or private sale, replevin, garnishment, attachment, or seizure, or sends any notice to or otherwise seeks to obtain payment directly from any account debtor of any Obligor, (2) takes any action that would have a material adverse effect on the business or operations of any Obligor, or (3) commences any judicial action to invalidate or render ineffective this Agreement.

(x)  As a performance measure, Debt Service Coverage Ratio - C.J. Hughes.  C.J. Hughes shall display the ability to maintain a debt service coverage ratio of not less than 1.1 as of December 31, 2012, and not less than 1:1 by March 31, 2013. Including, all current Maturities of Long term debt plus the ability to service the maximum debt amount of  Fifteen Million Dollars ($15,000,000) at six and one half percent (6.5%) per annum for one hundred eight (180) months.  This is not an agreement to lend any additional money based on the sole operations of CJ or the Company as a whole, only as a performance measure.

(xi)  May 31, 2013 ("the Forbearance Expiration Date").

(b)  Notwithstanding any cure period or grace period provisions in the Loan Agreements, Notes or any of the other Loan Documents, except as expressly set forth herein, upon the occurrence of a Forbearance Termination Event, Lender's agreement to forbear as against Obligors, as set forth herein, shall immediately terminate and be without further force and effect, in the same manner and to the same extent as if the same had never been included in this Agreement and Obligors hereby expressly and irrevocably authorize Lender and Lender hereby shall be entitled and have the right, but not the obligation, immediately and without further notice or demand to exercise all of its rights and remedies under this Agreement, Loan Agreements, the Notes and the other Loan Documents, including without limitation, any action by Lender for collection of amounts due hereunder or thereunder.  Specifically Lender shall not be required to provide any further written notice of default.  Obligors each acknowledge that it shall not have any claim for damages or otherwise against Lender with respect to any such termination of the Forbearance Period.

9.  Forbearance Fee and Attorneys’ Fees and Costs.

(a)  Obligors shall pay to Lender a forbearance fee in the amount of Fifty Thousand Dollars ($50,000.00) (the “Forbearance Fee”) and the actual out-of-pocket attorneys’ fees, costs and expenses, incurred by Lender in connection with drafting, negotiation, discussion, preparation and execution of this Agreement, which payment shall be made contemporaneously with the execution and delivery of this Agreement.

(b)  In addition to the foregoing, Obligors agree to pay all of the legal fees and expenses of Lender for the due diligence, interpretation, enforcement or defense of this Agreement, the Loan Agreements, Notes and the other Loan Documents, and for the collection of the Indebtedness.

10.  Limited Effect of Agreement.

Except as expressly provided in this Agreement, the Loan Agreements, Notes and the other Loan Documents shall continue to be, and shall remain, in full force and effect.  This Agreement shall not be deemed or otherwise construed (a) to be a waiver of, or consent to or a modification or amendment of, any term or condition of the Loan Agreements, Notes or any of the other Loan Documents except as specifically provided herein; (b) to prejudice any other right on rights that Lender now has or may have in the future under or in connection with the Loan Agreements, Notes or any of the other Loan Documents, as any such documents, agreements or instruments may be amended, modified, supplemented or restated from time to time; (c) to be a commitment or any other undertaking or expression of any willingness to engage in any further discussion with any Obligor or any other person with respect to any waiver, amendment, modification or any other change to the Loan Agreements, Notes or any of the other Loan Documents or any rights or remedies arising in favor of Lender, under or with respect to any such documents, agreements or instruments; or (d) to be a waiver of, or consent to or a modification or amendment of any other term or condition of any other agreement by and among any Obligor and Lender.  Neither the requirements of good faith and fair dealing, nor any other theory, concept or argument shall require Lender to impart upon any Obligor any further or greater benefits, to suffer any prejudice or impairment of any kind whatsoever, or to tolerate any noncompliance with this Agreement, the Loan Agreements, Notes or any of the other Loan Documents, because Lender has bargained for and given valuable consideration for this Agreement, the Loan Agreements, Notes and the other Loan Documents, and Lender's creation of express, explicit and objective limits of what benefits Lender is willing to provide to Obligors, and what, in return the Obligors are required to provide to Lender.  This Agreement, the Loan Agreements, Notes and the other Loan Documents provide a clear statement of the requirements and obligations of Lender and creates an agreed upon standard of performance upon which Lender is entitled to rely in exercising and enforcing its respective rights and remedies under this Agreement, the Loan Agreements, Notes or any of the other Loan Documents.

11.  Releases.

(a)  Each Obligor, on behalf of itself, and any Person claiming by, through, or under any Obligor acknowledges that it has no, and will not assert any, claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature (including, for the avoidance of doubt, subordination of the Obligation or liens) whatsoever (collectively, “Claims”) against lender , any participating lender and/or any of their former, present or future directors, officers, members, employees, agents, attorneys, financial advisors, legal representatives, affiliates, shareholders, stockholders, partners, successors and assigns (Lender, any participating lender and/or their former, present or future directors, officers, members, employees, agents, attorneys, financial advisors, legal representatives, affiliates, shareholders, stockholders, partners, successors and assigns are jointly and severally referred to as the “Released Lender Parties”), that directly or indirectly arise out of, are based upon, or are in any manner connected with any Prior Event; and, should any Claims nonetheless exist, each Obligor,  hereby (i) releases and discharges each member of the Released Lender Parties from any liability whatsoever on such Claims that directly or indirectly arise out of are based upon, or are in any manner connected with a Prior Event, and (ii) releases, remises, waives and discharges all such claims against any Released Lender Parties.  As used herein the term “Prior Event” means any transactions, event, circumstance, action, failure to act or occurrence of any sort or type, including without limitation any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken, permitted or begun prior to or at the execution of this Agreement, and occurred, existed, was taken, permitted or begun in accordance with, pursuant to or by virtue of; (i) any terms of this Agreement, Loan Agreements, the Notes or any of the other Loan Documents; (ii) the transactions referred to herein; (iii) any oral or written agreement relating to any of the foregoing; or (iv) the negotiation of this Agreement and related agreements.

(b)  Without limiting in any way the scope of the release contained in Section 11(a) above, each Obligor, to the fullest extent allowed under applicable law, hereby waives and relinquishes all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any law which provide that a release may not apply to material unknown claims.  Each Obligor hereby affirms its intent to waive and relinquish such unknown Claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto.

(c)  Each Obligor, on its behalf of its successors, assigns, and representatives, hereby unconditionally and irrevocably agrees that it will not sue or assert any claim against any Released Lender Parties on the basis of any Claims released, remised and discharged by any Obligor pursuant to Section 11(a).  If any Obligor or any of its successors, assigns or representatives violates the foregoing covenant and Obligors, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Lender Parties may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Lender Parties as a result of such violation.

12.  Indemnification.

Each Obligor hereby agrees to indemnify Lender and any participating Lender and hold them harmless from any losses, liabilities, damages, claims, costs and expenses (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by any of them arising out of, resulting from, relating to, or in any manner connected with, the execution, delivery and/or performance by each Obligor of this Agreement, the Loan Agreements, Notes, the other Loan Documents and/or any and all transactions related to or consummated by any Obligor in connection with this Agreement, the Loan Agreements, Notes and the other Loan Documents, including, without limitation, any losses, liabilities, damages, claims, costs and expenses suffered by Lender or any participating lender arising out of or related to investigating, preparing for, defending against,  or providing evidence, producing documents or taking any other action with respect to any commenced or threatened litigation, administrative action, proceeding or investigation under any law or governmental regulation, or court order of any jurisdiction, that is alleged to arise out of or is based on (i) any untrue statement or alleged untrue statement of any fact by any Obligor, in any document or schedule filed with any governmental agency or filed pursuant to court order; or (ii) any omission or alleged omission by any Obligor to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; provided, however, that the Obligors shall have no obligation to Lender hereunder with respect to any losses, liabilities, damages, claims, costs and expenses arising from the gross negligence or willful misconduct of such member of Lender, as finally determined by a court of competent jurisdiction.  The indemnity set out in this Section 12 shall be in addition to any other indemnification obligations of each Obligor to Lender in the Loan Agreements, Notes, any of the other Loan Documents, in any separate document, agreement or instrument executed and delivered in connection therewith, or at law or in equity, as the case may be.  Each Obligor may participate at its own expense in the defense of any such action or claim.

13.  Representations and Warranties.

To induce Lender to enter into this Agreement, each Obligor represents and warrants to Lender that as of the date hereof:

  (a)   The execution and delivery of this Agreement by each Obligor, and the performance of this Agreement, the Loan Agreements, Notes and the other Loan Documents to which any Obligor is a party have been duly authorized and constitute legal, valid and binding obligations of each Obligor, enforceable against the Obligor in accordance with their respective terms.

   (b) Neither the execution or delivery by each Obligor of this Agreement nor the performance by it of this Agreement, the Loan Agreements, Notes or any of the other Loan Documents to which any Obligor is a party will (i) to the knowledge of each Obligor, violate any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority, (ii) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, the terms of any indenture, mortgage, deed of trust, credit agreement, or any other material agreement, contract or instrument to which it is a party or by which its property or assets is bound, including, without limitation, the Loan Agreements, Notes and the other Loan Documents, or (iii) violate any provision of its organizational documents.

   (c)  After giving effect to this Agreement, the liens in favor of Lender, granted pursuant to the Loan Agreements, Notes and the other Loan Documents, shall continue to be valid and enforceable in accordance with the terms of the Loan Agreements, Notes and the other Loan Documents.

  (d)  Each Obligor has had the opportunity to consult with legal counsel.

14.  Further Documentation.

Each Obligor shall execute and deliver, or cause to be executed and delivered, any and all documents, agreements or instruments that Lender deems appropriate in order to (a) reflect the terms and conditions of this Agreement, and (b) perfect or continue the perfection of the security interests, liens and encumbrances securing the Obligation to Lender.  Notwithstanding the foregoing, the Loan Agreements, Notes and the other Loan Documents shall hereby be deemed to include and incorporate by reference all of the terms and conditions of this Agreement, and no additional documents, agreements or instruments shall be necessary to implement the terms and conditions of this Agreement, except as otherwise provided herein.

15.  No Waiver.

(a)  The terms and conditions of this Agreement, do not, except as specifically provided for herein, alter, waive or amend the provisions of the Loan Agreements, Notes and the other Loan Documents and shall not constitute a waiver of any rights or remedies of Lender under the Loan Agreements, Notes, any of the other Loan Documents, or at law or in equity, as the case may be.  No (i) delay or failure of Lender to exercise any right or remedy under, (ii) action or forbearance of Lender contrary to the provisions of, and (iii) single or partial exercise of any right or remedy under, in each case this Agreement, the Loan Agreements, Notes or any of the other Loan Documents, shall be construed to constitute a waiver or shall operate as a waiver of any of the provisions of this Agreement, the Loan Agreements, Notes or any of the other Loan Documents and shall not preclude Lender from any other or further exercise of any right or remedy under this Agreement, the Loan Agreements, Notes or any of the other Loan Documents, or at law or in equity, as the case may be.  Any party may in writing expressly waive any of such party’s rights under this Agreement, the Loan Agreements, Notes or any of the other Loan Documents without invalidating this Agreement, the Loan Agreements, Notes or any of the other Loan Documents or any portions hereof or thereof.  This Agreement does not waive (i) the Default, including, without limitation, the acknowledgement and agreement of the parties hereto that the Obligations are, and have been since the occurrence of the Maturity Date, immediately due and payable according to the terms of the Loan Agreements, Notes and/or the other Loan Documents, or (ii) any failure of the Obligors to comply with any covenant to be or to have been performed or complied with by any Obligor under this Agreement, the Loan Agreements, Notes, the other Loan Documents or any other documents, agreements or instruments executed in connection therewith and/or relating to the Obligor.

(b)  Each Obligor further acknowledges and agrees that this Agreement is a supplement and addition to the Loan Agreements, Notes, the other Loan Documents and any other documents, agreements or instruments executed in connection therewith and/or relating to the Obligations, and this Agreement is not in lieu thereof.  Except as expressly set forth herein, this Agreement or any documents, agreements or instruments executed pursuant to this Agreement, shall not constitute a release, novation or accord and satisfaction of the Obligations or any obligations of any Obligor under the Loan Agreements, Notes, any of the other Loan Documents or any documents, agreements or instruments executed in connection therewith and/or relating to the Obligations.  This Agreement and any documents, agreements or instruments executed in connection herewith and/or relating to the Obligations shall be read in conjunction with each other, with any conflict in terms among the same to be resolved with this Agreement taking precedence.  This Agreement, or any provision hereof, may be changed, waived or terminated only by a statement in writing signed by the parties hereto.

16.  Reaffirmations.   In consideration of the Lender’s agreements hereunder, each of the Obligor hereby agrees, acknowledges and reaffirms that:

(a)  The Loan Agreements, Notes, the other Loan Documents (including, without limitation, the Guaranty) and the Obligations constitute valid and legally binding obligations of the Obligors. The Loan Agreements, Notes, the Loan Documents (including, without limitation, the Guaranty) and the Obligations are valid enforceable against the Obligors and remain in full force and effect in accordance with their terms, or at law or in equity, as the case may be.

(b)  Except as expressly set forth herein, each of Obligors (1) acknowledges and agrees that its respective obligations under its Guaranty, as applicable, shall not be released, discharged, reduced or otherwise affected by reason of this Agreement and (2) hereby ratifies and confirms all of its respective obligations under the Guarantys, as applicable, after giving effect to this Agreement;

(c)  Except as expressly set forth herein, neither this Agreement nor any other documents, agreements or instruments described herein are deemed or construed to be a satisfaction, reinstatement, novation or release of the Indebtedness, the Loan Agreements, Notes or the other Loan Documents or a waiver by Lender of (i) the Default, including, without limitation, the acknowledgement and agreement of the parties hereto that the Obligations are, and have been since the occurrence of the Default, immediately due and payable according the terms of the Loan Agreements, Notes and/or the other Loan Documents or (ii) the rights and remedies of Lender under the Loan Agreements, Notes or any of the other Loan Documents, or at law or in equity, as the case may be; and

(d)  Obligors have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever (1) with respect to the Indebtedness, the Loan Agreements,   Notes, any of the other Loan Documents, any other transactions between any Obligor and Lender, or with respect to any other documents, agreements or instruments now or heretofore evidencing, securing or in any way relating to the Obligation, or (2) with respect to the administration or funding by Lender of any Loans or other transactions that gave rise to any of Obligation or any other loans of any Obligor, or any of the property or assets of any Obligor; and each Obligor hereby expressly waives, releases and relinquishes any and all such defenses, setoffs, claims, counterclaims and causes of action existing as of the date of this Agreement, or with respect to the negotiation or execution of this Agreement or related agreements.

(e)  Each Obligor hereby acknowledges and reaffirms that Lender has and shall continue to have valid and secured duly perfected, first priority liens in and to the Collateral, as set forth in the Loan Agreements, Notes and the other Loan Documents as to all of the Obligations.

17.  Conditions Precedent.

The effectiveness of this Agreement upon Lender shall be conditioned upon the satisfaction of all of the following conditions:

(a)  Lender shall have received this Agreement, duly executed by the Obligors.

(b)  Lender shall have received the payments required under Paragraph 6(a) and Paragraph 9 hereof;

(c)  Obligors at their expense shall engage a consultant acceptable to Lender and Borrower pursuant to Paragraph 7(b), to advise Obligors with respect to the operations and restructuring of Obligors.  Obligors and Lender shall jointly agree as to the terms and scope of the consultant's engagement.

(d)  Lender and Borrower shall have entered into the FLOC required under Paragraph 7.

(e)  Borrower shall submit a restructure budget ("Restructure Budget") for the Forbearance Period which budget shall be subject to the approval of Lender.

(f)  Such other documents, agreements or instruments as may be requested by Lender.

18.  Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.  One or more counterparts of this Agreement, and any document, agreement or instrument or other writing to be delivered in connection herewith, may be delivered by facsimile transmission or electronic mail with the intent that it or they will constitute an original.  A set of counterparts executed by all the parties hereto shall be lodged with each Obligor and Lender.

19.  Headings Descriptive.

The headings of the sections contained in this Agreement (a) are inserted for convenience only, (b) are and shall be without substantive meaning or content of any kind whatsoever, (c) are not a part of the agreement between the parties, and (d) shall not in any way affect the meaning or construction of any provision of this Agreement.

20.  Waivers and Consents.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed in accordance with the amendment and waiver provisions set forth in the Loan Agreements, Notes and other Loan Documents.  Notwithstanding the occurrence of the Default, Obligors have requested that Lender waive the Default.  Lender hereby waives the Default.

21.  Complete Agreement.

This Agreement, the Loan Agreements, Notes, the other Loan Documents and the documents, agreements and instruments referenced herein and therein, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and may not be modified, altered or amended except as set forth in the amendment and waiver provisions of the Notes.

22.  Survival.

All of the acknowledgements, releases, indemnities, covenants, representations, warranties, reaffirmations and other agreements made, given or entered into by any Obligor in or pursuant to this Agreement.

(a)  Shall survive the ending of the Forbearance Period and thereafter shall remain in full force and effect, even if any of the conditions precedent set forth in Section 17 above are not satisfied, until such time as the Indebtedness is indefeasibly paid in full; and

(b)  Shall be considered to have been relied upon by Lender regardless of any investigation made by or on behalf of Lender.

23.  No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

24.  Severability.

Wherever possible, each provision of this Agreement and the Loan Agreements, Notes or any of the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, the Loan Agreements, Notes or any of the other Loan Documents shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement, the Loan Agreements, Notes or any of the other Loan Documents.

25.  Successors; Assigns.

This Agreement, the Loan Agreements, Notes and the other Loan Documents shall be binding on and shall inure to the benefit of the Obligors and Lender and their respective successors and legal representatives, except as otherwise provided herein or therein.  No Obligor may assign, transfer, hypothecate or otherwise convey its/his rights, benefits, obligations or duties under this Agreement, the Loan Agreements, Notes or any of the other Loan Documents without the prior express written consent of Lender.  Any such purported assignment, transfer, hypothecation or other conveyance by any Obligor without the prior express written consent of Lender shall be void.  Lender may freely assign to one or more persons all or any part of, or any participation interest in, its rights and benefits hereunder or under the Loan Agreements, Notes or the other Loan Documents.

26.  No Trust Relationship.

The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Obligors and Lender with respect to the transactions contemplated hereby and no person shall be a third party beneficiary of any of the terms and provisions of this Agreement, the Loan Agreements, Notes or any of the other Loan Documents, except that the indemnities of the Obligors contained in this Agreement shall also be for the benefit of the Released Lender Parties.

27.  Notices.

All statements, requests, notices and agreements hereunder shall be in writing and shall be delivered by certified mail, or overnight courier, charges prepaid, properly addressed to the addresses set forth below:

If to Obligors to:                  Harley F. Mooney, President
Energy Services of America Corporation
100 Industrial Lane
Huntington, West Virginia  25702

with a copy to:

If to Lender:                           United Bank, Inc.
Attn.: Troy Lemasters, Vice President
501 Avery Street
Parkersburg, West Virginia 26101

with a copy to:                      J. Patrick Jones, Esq.
Campbell Woods, PLLC
1002 Third Avenue
Huntington, WV  25701

28.  Governing Law and Consent to Jurisdiction.

In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of West Virginia applicable to contracts made and performed in the State and any applicable laws of the United States of America, each Obligor hereby consents and agrees that the State or Federal Courts located in Huntington, West Virginia shall have exclusive jurisdiction to hear and determine any matter, claims or disputes between any Obligor and the Lender pertaining to, arising out of or relating to this Agreement, the Loan Agreements, Notes, any of the other loan documents; provided that nothing in this Agreement shall be deemed or operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the collateral or any other security for Obligation, or to enforce a judgment or other court order in favor of Lender.  Each Obligor expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Obligor hereby waives any objection that each such Obligor may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Obligor hereby waives personal service of the summons, complaint and other process issued in any such action or suit and agrees that service of such summons, complaint and other process may be made by registered or certified mail addressed to Obligors at the address set forth in Paragraph 27 of this Agreement and that service so made shall be deemed completed upon the earlier of such loan party’s actual receipt thereof or three (3) days after deposit in the United States mails, proper postage prepaid.

29.  Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OR LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Forbearance Agreement to be duly executed by their duly authorized officers as of the date first written above.

LENDER:

United Bank, Inc.
a West Virginia banking corporation

By:/s/ Troy LeMasters
Name: Troy LeMasters
Title:  Vice President

BORROWER:

Energy Services of America Corporation
a Delaware corporation

By: /s/ Joseph L. Williams
Name: Joseph L. Williams
Title:  Board Liason

GUARANTORS:

C.J. Hughes Construction Company, Inc.
a West Virginia corporation

By: /s/ Joseph L. Williams
                     Name: Joseph L. Williams
Title:  Board Liason

Contractors Rental Corporation
a West Virginia corporation

                     By: /s/ Joseph L. Williams
 Name: Joseph L. Williams
Title:  Board Liason

Nitro Electric Company, Inc.
a West Virginia corporation

                     By: /s/ Joseph L. Williams
 Name: Joseph L. Williams
Title:  Board Liason

S.T. Pipeline, Inc.
a West Virginia corporation

                     By: /s/ Joseph L. Williams
 Name: Joseph L. Williams
Title:  Board Liason